Exhibit 99.2

Independent Accountants’ Report

Attestation on Management’s Assertion About Compliance With
the Servicing Requirements of the GE Commercial Equipment Financing LLC,
Series 2003-1 Servicing Agreement and Annexes to Servicing Agreement

GE Capital Corporation, as Servicer:

We have examined the accompanying assertion made by management on GE Capital Corporation’s (“GECC”) compliance, as servicer, with the servicing requirements in Article II, Sections 2.4, 2.6, 2.7, 2.11, 2.12, 2.13, 2.14, 4.1, and 5.1 of the Servicing Agreement (the “Agreement”) for the GE Commercial Equipment Financing LLC, Series 2003-1 dated as of September 25, 2003, and the applicable provisions of the Series 2003-1 annexes (the “Annexes”) dated as of September 25, 2003, among CEF Equipment Holding, L.L.C., as seller; GECC, as servicer; and JPMorgan Chase Bank, as Trustee, for the period from September 25, 2003 to December 31, 2003. Management is responsible for GECC’s compliance with the aforementioned sections of the Agreement and the applicable provisions of the Annexes. Our responsibility is to express an opinion on management’s assertion about GECC’s compliance based upon our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about GECC’s compliance with the aforementioned sections of the Agreement and the applicable provisions of the Annexes, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on GECC’s compliance with the specified sections of the Agreement and the applicable provisions of the Annexes.

In our opinion, management’s assertion that GECC was in compliance with the aforementioned sections of the Agreement and the applicable provisions of the Annexes for the year ended December 31, 2003 is fairly stated, in all material respects.

Stamford, Connecticut

March 26, 2004